EX 10.9

  SERVICES CONTRACT BETWEEN THE WYOMING
  BUSINESS COUNCIL, ENERGY SECTION, INVESTMENT
  READY COMMUNITIES DIVISION, AND RENTECH, INC.


       THIS SERVICES CONTRACT (Contract) made this 30th day of January, 2001, between the Wyoming Business Council (hereinafter WBC), whose address is Becker Building, 214 West 15th Street, Cheyenne, Wyoming 82002, and Rentech, Inc., 1331 17th Street, Suite 720, Denver, Colorado 80202 (hereinafter Contractor), in which the Contractor undertakes to conduct a feasibility study to convert a portion of the Cheyenne
  Coastal Chemical plant from the production of MTBE, a fuel additive to the production of super clean, environmentally friendly liquid fuels and chemicals.

  RECITALS

  1. The Energy Section, WBC, has received concurrence from the U.S. Department of Energy, on the use of eight hundred thousand dollars ($800,000) of Stripper Well petroleum violation escrow funds.

  2. The U.S. Department of Energy has approved the program proposed by the Contractor to study the feasibility of plant conversion, and super clean liquid fuel/chemical stock production.

  3. Negotiations have occurred between the Contractor and WBC, following the U.S. Department of Energy's concurrence, wherein the terms of this Contract were agreed upon.

  TERMS AND CONDITIONS BETWEEN THE WYOMING
  BUSINESS COUNCIL AND CONTRACTOR

  ARTICLE 1.     CONTRACTOR'S RESPONSIBILITIES

  4.   SCOPE OF SERVICES

  4.1 The Contractor shall conduct a feasibility study, the scope of which is listed on slide No. 14 found in Attachment A, at the Cheyenne Coastal Chemical Plant to determine the opportunities to convert part of the plant to the production of super clean liquid fuels and chemical feed stock such as super clean diesel. In conducting the feasibility study, Rentech will attempt to determine the number of jobs to be lost if the MTBE plant is closed, and how many employees might be required if the plant is converted, and clean fuels are produced.

  4.2 The Contractor will complete the feasibility study within nine (9) months of the last signature on this Contract.

  4.3 The Contractor will identify any appropriate opportunities to use State of Wyoming owned natural gas or coal bed methane as partial feed stock for any future diesel production.

  4.4 The Contractor will certify that neither they, nor any of their partners who will benefit from the feasibility study for any reason, are parties to the original Stripper Well litigation and were required to pay restitution to the American public.

  4.5 If Contractor determines that it is not feasible to proceed with the conversion of the plant, Rentech will repay the grant at the rate of one hundred twenty percent (120%) of the original eight hundred thousand dollars ($800,000.00) for a total of nine hundred sixty thousand dollars ($960,000.00) over a period of time not to exceed six (6) years. The repayment will be from a five percent (5%) share of royalties from the conversion of methanol facilities to Rentech GTL technology worldwide.
  If Contractor chooses to proceed with the conversion and/or purchases the Coastal Chemical Methanol/MTBE facility the grant will be repaid at financial closing at the rate of 100%. In addition to the repayment of the grant at closing, Rentech would provide a royal of fifteen cents ($.15)/barrel of Rentech Fisher Tropsch liquid produced (C5+) from the plant after conversion is complete using the Rentech Fisher Tropsch technology. The royalty would be paid based on monthly production of the Fisher Tropsch liquids (C5 + fraction) starting at the date of Commercial Operation as defined by the engineers/constructors and contract documents for plant commercial acceptance. The royalty would be paid for the first four years of commercial operation of the Wyoming facility.

  4.6 Failure to meet any of the conditions of the scope of services may result in the immediate cancellation of the contract and the requirement that all funds previously paid be returned.

  5.   TERM OF CONTRACT

  5.1 For the sake of this grant, this Contract will be in effect from the date of last signature on this Contract until nine (9) calendar months have passed. It may be extended for a period of three (3) months with the agreement of both parties and if funding is still available. Repayment fees will be enforceable until all funds have been returned as outlined in the repayment schedule in paragraph 4.5.

  6.   PAYMENT

  6.1 The total cost for providing the scope of services shall not exceed eight hundred thousand dollars ($800,000.00).

  6.2 Payment shall be made in two phases. The first payment, seven hundred fifty thousand dollars ($750,000.00), will be paid no later than thirty (30) calendar days after receipt by WBC of a signed copy of this Contract and a request for payment. The second and last payment of fifty thousand dollars ($50,000.00) will be paid no later than thirty (30) calendar days after receipt by the WBC of a copy of the final feasibility report.

  7.   EMPLOYMENT OF CONTRACTOR

  7.1 Contractor is an independent contractor, and neither Contractor nor Contractor's principals, partners, employees or agents are servants, agents, or employees of WBC. Contractor shall perform all work by its own means and methods and WBC shall have no direct control of the work, it being understood that WBC is interested only in the ultimate results of the completed job. Contractor shall be solely responsible for its own acts and the acts of its employees while engaged in the work. As an independent contractor, Contractor shall be responsible for (i) all applicable state, federal, and other payroll taxes, including contributions and taxes assessed against any amounts paid to its employees, and (ii) any and all taxes or charges imposed by governmental authorities based upon or measured by Contractor's income or receipts, including without limitation any federal, state or local income of franchise taxes. Except where expressly authorized in writing by WBC, no employee, agent, subcontractor, or representative of Contractor shall represent himself to be an agent or authorized to act in the name or on behalf of WBC, nor at any time enter into any contract that shall purport to bind WBC in any way.

  7.2 The Contractor shall assume sole responsibility for any debts or liabilities that may be incurred by the Contractor in fulfilling the terms of this Contract.

  8.   ASSIGNMENT

  8.1 Contractor's rights and obligations hereunder are deemed to be personal and may not be delegated or assigned and any attempt at delegation or assignment without so complying shall be void.

  9.   INDEMNITY AND LIABILITY

  9.1 Contractor shall indemnify, defend and hold WBC harmless from and against any and all claims, to the extent caused by or resulting from the negligent acts or omissions of Contractor or Contractor's willful misconduct, or any entity or person retained or employed by the Contractor, in connection with the work for this Contract. "Claims" shall mean suits, actions, legal or administrative proceedings, claims, causes of action, demands, damages of every kind and type, liabilities, fines, penalties, losses, costs and expenses, including costs of defense and attorney's fees.

  9.2 Contractor shall indemnify, defend and hold WBC harmless from and against any and all claims arising from any actual or threatened infringement of any patent, service, trademark, copyright or other intellectual property right in connection with any material, article, or process embodied in the work or performance of the work provided by the Contractor, or anyone performing the work on behalf of the Contractor.

  10.  COMPLIANCE WITH LAWS

  10.1 Contractor shall comply with all federal, state and local laws, regulations, requirements, decrees, codes, ordinances, resolutions, and other acts of any governmental authority which are applicable to this Contract and any work provided or undertaken by Contractor pursuant to or in furtherance of this Contract, including, but not limited to, all federal, state and local labor, safety and environmental laws.

  11.  OWNERSHIP OF DOCUMENTS

  11.1 All reports, publications and other material prepared by the Contractor specifically for this Contract, which are not general in nature, shall become the joint property of the WBC and the Contractor. The WBC shall have unrestricted authority to publish, disclose, distribute and otherwise use in whole or in part any reports, data or other materials prepared by the Contractor under this Contract. All data, material and information generated by the Contractor shall become the joint property of the WBC and the Contractor, regardless of whether the terms of this Contract are fulfilled.


  ARTICLE II     WBC RESPONSIBILITIES

  12.  COMPLIANCE WITH FEDERAL FINANCING REGULATIONS

  12.1 WBC will provide technical assistance on the use of PVE Funds and will submit any required federal reports.

  13.  PAYMENT

  13.1 WBC shall pay Contractor per the payment schedule under Article I, 6.2.

  ARTICLE III    GENERAL PROVISIONS

  14.  USE OF WYOMING FIRMS, AGENCIES AND RESIDENTS

  14.1 It is the intention of the Contractor to use Wyoming firms, State agencies and Wyoming residents as much as possible fulfilling the terms of this Contract.

  15.  CHOICE OF LAW PROVISION

  15.1 The laws of the State of Wyoming and rules and regulations issued pursuant thereto shall be applied in the interpretation, execution and enforcement of this Contract.

  16.  CONFLICT OF INTEREST

  16.1 The signatories swear that, to their knowledge, no WBC employee has any personal or beneficial interest whatsoever in the services described herein. No staff member of the Contractor, compensated either partially or wholly with funds from the Contract, shall engage in any contract or activity which would constitute a conflict of interest, as related to this Contract.

  17.  TERMINATION

  17.1 WBC may terminate this Contract for any reason upon fifteen (15) calendar days written notice. Upon such termination, WBC shall pay Contractor, in full satisfaction of all obligations owed to Contractor payments due for work actually performed in accordance with the requirements of this Contract.


       17.2 In the event of a breach or default of this Contract, either party, in addition to the right of termination, shall have all other remedies available at law or in equity. All such remedies shall be cumulative, and the waiver of one right or remedy hereunder shall not constitute the waiver of any other right or remedy hereunder.

  18.  CHANGES/MODIFICATIONS TO CONTRACT

  18.1 WBC and the Contractor may from time to time request changes in the scope of services to be performed hereunder. Such changes which are mutually agreed upon by and between both parties shall be incorporated by written amendment to this Contract, signed by an authorized employee of WBC and an authorized agent of the Contractor.

  18.2 The failure of WBC to insist upon or enforce strict performance of any of the terms of this Contract or to exercise any rights herein shall not be construed as a waiver of rights on any future occasion. No waiver or modification of any of the terms or conditions of this Contract shall be effective unless said waiver shall be in writing and signed by the CEO of the WBC. If any action at law or in equity is necessary to enforce or interpret the terms of this Contract, the prevailing party shall be entitled to its reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which that party may be entitled.

  18.3 This Contract, consisting of seven (7) pages, Attachment A, consisting of two (2) pages, and Attachment B, consisting of ten (10) pages, represents the entire and integrated Contract between the parties and supersedes all prior negotiations, representations, and agreements, whether written or oral.

  19.  SOVEREIGN IMMUNITY

  19.1 The State of Wyoming and the WBC do not waive sovereign immunity by entering into this Contract, and specifically retain immunity and all defenses available to them as sovereigns pursuant to WYO. STAT. Section 1-39-104(a) and all other state law.


  ARTICLE IV.    SIGNATURES

       By signing this Contract, the parties certify that they have read and understood it, that they agree to be bound by the terms of the Contract, that they have the authority to sign it.

       This Contract is not binding on either party until approved by the Governor of the State of Wyoming or his designee, if required by WYO. STAT. Section 8-2-1016(b)(iv).

  WYOMING BUSINESS COUNCIL


                                          01/30/01
  _______________________________         ____________________________
  Tucker Fagan, CEO                       Date

  RENTECH INC.

                                          01/26/01
  _______________________________         ____________________________
  Richard Sheppard,                       Date
    Director, GTL Marketing

  ATTORNEY GENERAL'S OFFICE APPROVAL AS TO FORM

                                           01/23/01
  _______________________________          ____________________________
  Michael L. Hubbard,                      Date
    Deputy Attorney General


  ATTACHMENT A

  RENTECH
  GAS TO LIQUIDS
  FEASIBILITY ASSESSMENT PROPOSAL
  FOR THE
  COASTAL CHEMICAL FACILITY
  CHEYENNE, WYOMING

  $         Fischer-Tropsch (F-T) is a proven technology which converts natural gas to premium liquids (GTL).

  $         The liquids include low emissions diesel fuels and other
  chemical feedstocks.

  $         The F-T diesel exceeds all the new EPA proposed diesel
  standards.

  $         Rentech owns proprietary F-T catalyst technology.

  $         Rentech and Coastal Chemical desire to complete a feasibility analysis for conversion of the Coastal MTBE Facility in Cheyenne to produce F-T diesel.

  $         MTBE, a gasoline additive, is being banned because it pollutes ground water.

  $         Forty (40) existing technical jobs are at risk should Coastal close its MTBE operations.

  $         In working with the Wyoming Business Council (WBC), Rentech has developed a feasibility assessment plan for the conversion of the Coastal Facility; cost of the assessment is estimated at $800,000.

  $         The assessment would include:
  $              MTBE plan conversion costs and schedule
  $              Market evaluation for clean diesel and other products
  $              Gas supply methodologies
  $              Options for using Wyoming's in-kind gas royalties
  $              Determine financial feasibility and implementation plan

  $         Rentech requests that the WBC loan $800,000 from the petroleum overcharge restitution fund to conduct the feasibility assessment.

  $         Rentech shall repay the loan from proceeds from the
  construction financing of the conversion at Coastal, or from royalties received by Rentech from other methanol or MTBE conversions worldwide.

  BENEFITS TO WYOMING

  $         Establish Wyoming as a world leader in clean fuel technologies.

  $         Retain skilled, well paying jobs for Wyoming workers.

  $         Enhance the competitiveness of Coastal's ammonia operation.

  $         Create high value added products from Wyoming's commodity
  natural gas resources.

  $         Induce substantial capital investment in Wyoming;
  $              Approximately $35 million for the Coastal conversion;
  $              Additional $200 million to expand the GTL capacity

  $ Provide super-clean diesel fuel for Wyoming's state vehicles and other crucial vehicles, such as locomotives, from in-kind gas royalties.

  $ Create incremental demand for other Wyoming suppliers of gas compressors, engineering and construction services, contract operations and natural gas.

  $ Establish the precedent for coal gasification and subsequent GTL conversion using Texaco coal gasification process.




  ATTACHMENT B
  AWARD DOCUMENTS

  WYOMING BUSINESS COUNCIL LETTERHEAD



  To:  Steve Achter
       Bob Ugland
       Tucker Fagan
       Governor Geringer

  Subject: Request for $800,000 of Petroleum Violation Escrow (PVE) funds to be used by Rentech, Inc. in order to determine the feasibility of converting part of the Coastal Chemical plant located in Cheyenne Wyoming from the manufacture of MTBE, an additive originally thought to make automotive fuel burn with less environmental problems, to the manufacture of super clean diesel fuel, using Wyoming natural gas.

  Background:

  The Environmental Protection Agency has mandated the use of MTBE as a fuel additive in automotive gas in order to produce a less environmentally destructive automotive fuel. This fuel must be used in non-attainment areas. As a result of this mandate, a number of plants across the nation spent hundreds of millions of dollars converting portions, or all, of their plants in order to be able to produce this additive. The Coastal Chemical plant in Wyoming is one of these. However, since the introduction of MTBE as a fuel additive, it has been discovered that MTBE, as a result of the combustion process, has begun to accumulate in ground water aquifers, causing taste and odor problems and long term health concerns. It has been banned in California and it is expected that the Environmental Protection Agency will son ban its use nationwide. As result of this expected ban, Coastal is in the unenviable position of having a substantial portion of their plant which is unusable and with no reasonable way to recover their capital costs. However, an opportunity has been presented to them by Rentech, Inc., which will help to offset their potential losses and more importantly to Cheyenne and Wyoming, the loss of jobs that will otherwise occur. Rentech has proposed to lease or purchase the portion of the plant that will soon be unusable by Coastal. With the installation of some additional equipment, and with the modification of some existing equipment, Rentech will be able to use Wyoming natural gas, or coal bed methane gas, to produce an extremely clean and environmentally friendly diesel fuel. Rentech needs to perform a feasibility study in order to determine the reasonableness of this course of action.

  Description:

  There has long existed a process that is used to convert gas to liquids. This process is called the "Fisher-Tropsch" process. Over some period of time, different companies and individuals have experimented with and refined the process in order to improve the conversion efficiency. Rentech is one such company. The result of this research has left Rentech with their own proprietary Fisher-Tropsch process which they feel is at least 50% more efficient than anything currently being used by their competitors. Using their process, Rentech is able to convert natural gas and coal bed methane gas into premium liquid hydrocarbons such as clean diesel fuel, naptha, waxes, and other valuable products. Environmental Testing Corporation of Aurora Colorado has tested Rentech Diesel against standard commercial diesel available at any pump in the area, and found the following:

  Rentech "Diesel" has a cetane (power) rating of 67, compared to commercial diesel which has a rating of 46, has 35% less particulate emissions, 53% less hydrocarbon emissions, and 41% reduction in carbon monoxide. Rentech "Diesel" is less than .001% sulphur by weight as compared to approximately .35% sulfur by weight.

  Rentech proposes to conduct a feasibility study to determine if it would be appropriate to convert part of the Cheyenne Coastal Chemical plant so that clean diesel can be produced. If the feasibility study points to a positive conclusion that such a project should be undertaken, Rentech proposes to convert the plant in two phases. Phase I will result in the production of 1600-2000 bbl/day of product using coal bed methane. The capital cost for this phase will be $35 million. Successful market penetration will result in Phase II, which will see the production of over 5000 bbl/day of product at a capital cost of$200 million.

  Rentech will have several partners in order to proceed with Phase I and Phase II developments. These partners will include Coastal Chemical, and Jacobs Engineers and Constructors. Rentech has nineteen year experience in gas to liquid technologies and has designed, built, and operated five
  (5) Fisher-Tropsch pilot plants. Jacobs, an international engineering company has 23,000 employees worldwide, some at the Cheyenne refinery, and is well versed in gas synthesis technology. Coastal Chemical has several plants throughout the west, and, in addition to MTBE and other chemicals, produces fertilizer.

  Need:

  Rentech needs $800,000 in order to conduct the feasibility study needed to determine if the Coastal facilities should be converted or not. Rentech has requested that they be given a loan or grant from currently available Petroleum Violation Escrow funds in order to meet this financial requirement. They key goals to be derived from the feasibility study include:

       1.   Estimated Phase I conversion costs

       2.   Define project schedule

       3.   Evaluate products market

       4.   Develop gas supply methodology

  Rentech has offered to repay the loans in either of two ways. If Phase I does not proceed, Rentech will repay the loan from royalties gained from converting other plants worldwide. The payment would be 5% of Rentech's royalties until Wyoming receives 120% of the feasibility study loan. If Phase I proceeds, Rentech will repay the loan at time of financial closing at the rate of 120% of the amount borrowed.

  Discussion:

  Rentech has met with Wyoming Business Council employees on a number of different occasions in order to discuss this request specifically, and the project in general. In view of the benefits to Wyoming, and the opportunity to use, and yet recover, the requested PVE funds, the discussions have always been favorable to all parties involved.

  Benefits to Wyoming:

       Funds in the PVE account will actually grow over a period of time if reimbursed at the rate proposed by Rentech.

       The technology and the production of the super clean diesel will show that Wyoming is environmentally sensitive and willing to put forth effort and money in order to help our own environment as well as that of our sister states which may end up the recipient of our fuels. We would be seen as a leader in clean fuels.

       Commercialization efforts and the implementation of Phases I and II will result in the retention of jobs that will be lost due to the closing of the MTBE plant as well as the addition of jobs and revenues that will result due to the construction phases and any additional permanent jobs that will arise due to more manpower requirements for the Phase I and II operations.

       A guaranteed return of the PVE funds regardless of the outcome of the feasibility study.

       The opportunity to increase the value of State owned natural gas.

       If Phase I implemented, super clean diesel will be available for State and other Wyoming fleets.

  Potential Downfalls:

       Possibility of Rentech going out of business and not repaying the PVE funds.

       Time for repayment of loan based on royalties from sales worldwide cannot be determined and may be considerable.

  If Rentech is given a loan, as opposed to a grant, and for any reason defaults on this loan, the State, i.e. The Governor's office would have to make up any principal not recovered from Rentech.

  Recommendations:

  The Energy Conservation Staff, Investment Ready Communities, recommends the funding of this proposal. It is our feeling that the opportunity for technological growth in the state along with the benefits to be accrued by Rentech far outweigh the consequences of the PVE funds not being returned. We further recommend that we make this award a grant rather than a loan, and that we make arrangements for some sort of payment from Rentech back to the PVE account a condition of the grant. An outright loan is not out of the question, but we must feel extremely comfortable with this position since the Federal Courts have stated that a State cannot lose PVE funds in bad loans and must make up any unrecoverable amounts. By making a grant and then coming to some understanding on a suitable arrangement for returning our funds at some later date, the issue of loans and loan losses is eliminated. Furthermore, we would recommend that instead of accepting a 20% return on our funds, that we take a small equity position in the over all royalties for the life of the plant. For instance, using Rentech's figures of 1600BBL/day for a period of ten years, if we received $.50/bbl, we would stand to recover a minimum of $2,420,000 on our investment of $800,000. If the plant grows as Rentech projects, the bbl/day output should actually approach 5,000 bbl/day. In Rentech's initial proposal to the energy office, in which they requested twice the amount they are seeking now, Rentech had offered a payback derived from 5% of royalties until the State had received a 300% return on the funding. The suggested $.50/bbl would insure at least a similar return. While this would most likely result in a much longer payback of the funds into the appropriate PVE account, it should result in a much higher rate of return over the course of the lifetime of the plant. Frankly, we would like to see a greater return than 20% given that we don't know how long it will take Rentech to repay a loan, if that is the instrument used, or return funds based on a grant, based off of royalties collected from worldwide sales at other plants, and given Rentech's initial offer of a 300% return. The terms of any grant or loan require the services of the Attorney General's Office.

  The Energy Conservation Staff specifically recommends that Rentech be given a grant and that Rentech later repay the grant to the appropriate PVE account at a rate equivalent to at least a 300% return. We will, however, accept whatever instrument and rate of return the reviewers so choose prior to the final recommendation to the Governor. If the Governor wishes, he could okay the use of the funding, and leave the terms up to the Business Council to be negotiated at a later date.

  Once concurrence on the use of the funds is received from the Governor, the U.S. Department of Energy will have to be approached for their concurrence on the use of the funds. This is a requirement set by the Federal Courts in order for any State to use its petroleum violation funds.

  Stripper Well Funding:


  Current Balance:    $5,704,600.00
    Open Obligated Projects: Remaining SEP funds            $    79,350.00
                             Wheatland Energy Park          $  229,000.00
                             Rocky Mountain Oilfield        $  100,000.00
                             Testing Center

  Current Available Funds: $5,296,250.00

    Other Potential Projects:  SEP Program Match            $  650,000.00
                               Rough Rider Dual Fuel Demo   $  156,000.00
                                TMA Wind Demonstration      $  950,000.00
                                Derek Resources
                                  Crude Recovery            $  800,000.00

  Governor's Action:

    JG   August 30, 2000
  _____________________Approve     _____________________Disapprove